                                                               Rule 424(b)(3)
                                                               File No. 33-58716

Pricing Supplement No.  40                         Dated: September 13, 1995
(To Prospectus dated March 17, 1993 and
Prospectus Supplement dated March 31, 1993)


Initial Interest Rate:  6.51%

Index Maturity: N/A

Day Count Convention:  30/360

Maximum Interest Rate: N/A                      Minimum Interest Rate:  N/A

Spread (+/-):    N/A                                  Spread Multiplier: N/A

Optional Redemption: [_] Yes [X] No
  Initial Redemption Date:
  The Redemption Price shall initially be   % of the principal amount of the
  Note to be redeemed and shall decline at each anniversary of the Initial
  Redemption Date by   % of the principal amount to be redeemed until the
  Redemption Price is 100% of such principal amount.

Optional Repayment: [_] Yes [X] No
  Optional Repayment Dates:
  Optional Repayment Prices:

Repayment Provisions:
       (If other than as specified in the Prospectus Supplement)

Discount Note: [_] Yes [X] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission:  .30%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT
                       NO. 40, UNDER MTN-SERIES F PROGRAM: $1,088,000,000
                   b)  CUSIP #:  42333HEY4

Agent:  Citicorp Securities, Inc.
        399 Park Avenue
        New York, New York 10043

                                                             Rule 424(b)(3)
                                                             File No. 33-58716

Pricing Supplement No.  40                        Dated: September 13, 1995
(To Prospectus dated March 17, 1993 and
Prospectus Supplement dated March 31, 1993)


U.S.$2,500,000,000
HELLER FINANCIAL, INC.
MEDIUM-TERM NOTES, SERIES F

(REGISTERED NOTES - FIXED RATE)
DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE

Principal Amount:   $25,000,000              Issue Price: 100%

Original Issue Date: September 18, 1995      Stated Maturity Date: September 20,
Form: [X] Book-Entry  [_] Certificated       1999

Depositary: Depository Trust Company

Specified Currency:  U.S. Dollars
  (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [_] Yes [_] No
  (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
  (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate: [_] Commercial Paper Rate [_] LIBOR [_] Treasury Rate
  [_] Federal Funds Rate [_] Prime Rate [_] Other:

Interest Reset Period: N/A

Interest Payment Period: Semi-annual

Interest Reset Dates: (If other than as specified in the Prospectus Supplement) N/A

Interest Payment Dates: (If other than as specified in the Prospectus Supplement) The 20th of September and March of each year, commencing March 20, 1996, up to and including the Stated Maturity Date.

Interest Determination Date(s):  N/A